UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2010

COLONY BANKCORP, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	000-12436 (Commission File No.)	58-1492391 (IRS Employer I.D. No.)

115 South Grant Street, Fitzgerald, Georgia 31750
(Address of principal executive offices)

(229) 426-6000

Registrant's Telephone Number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 26, 2010, Colony Bankcorp, Inc. (the “Company”) received a letter of reprimand from the Nasdaq Listing Qualification Department (the “Listing Department”) indicating the Listing Department had determined the Company failed to comply with Listing Rule 5635(c) (the “Rule”) in connection with the Company’s private placement sale of common stock.  The Rule requires prior shareholder approval if shares are sold to the officers and directors in a private placement offering at a discount to the market value, which is considered to be a form of equity compensation.  The Listing Department interprets “market value” to be the closing bid price immediately preceding the entering into a binding agreement to issue the securities.  The Listing Department determined the Company sold the shares to six officers and directors who participated in the offering at a discount to the market value.  All other sales in the offering are unaffected.  The shares were sold in the offering at $4.11 per share, which was the twenty day average closing price preceding the offering date.  The Listing Department determined that the applicable closing bid price for the six officers and directors on the date binding agreements were executed were $4.25 and $4.50.

Immediately upon notification of the Listing Department’s interpretation of the Company’s failure to comply with the Rule, the Company entered into six amended subscription agreements increasing the price per share paid by the officers and directors to the revised per share price as specified by the Listing Department.  Accordingly, the Listing Department has determined the Company regained compliance with the Rule, and upon this disclosure, deems the matter closed.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

The following exhibit is being filed as part of this Report on Form 8-K:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: April 28, 2010	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice-President and Chief Financial Officer